Exhibit 99.1

Isle of Capri Casinos, Inc. Names James B. Perry as Chairman of the Board and Nominates Richard A. Goldstein to Join Board

ST. LOUIS, Mo., August 20/PRNewswire-FirstCall/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) Board of Directors has elected James B. Perry as chairman of the Board following the death of the Company’s founder and former chairman, Bernard Goldstein. In addition, the Board has nominated Richard A. Goldstein to stand for election to the Board of Directors at the upcoming annual meeting of shareholders in early October.

In response to the announcement, Perry, chairman and CEO, said, “It is an honor to fill the chairman’s role and continue to build the company of Bernie’s dreams. His legacy will endure as the Board of Directors and management team are committed to shaping the company he envisioned.”

Considered one of the most respected executives in the gaming industry, Perry joined Isle of Capri Casinos, Inc. as vice chairman of the Board in 2007; he was named chief executive officer and executive vice chairman in March 2008. Prior to joining Isle of Capri Casinos, Perry held leadership roles with Trump Entertainment Resorts, Inc. and Argosy Gaming Company. Under his guidance, Argosy was transformed from a struggling operator of regional riverboat casinos to a company with one of the strongest balance sheets in gaming.

Originally from New Castle, Pennsylvania, Perry began his career in 1976 with Ramada, Inc., where he held various positions throughout a twenty year period.

Goldstein, son of the late Bernard Goldstein, serves as president of Alter Energy, LLC, and serves on the board of directors, and is executive vice president, of Alter Company. He has been an officer/director of several affiliated river transportation companies engaged in stevedoring and equipment leasing since 1983. Since November 2005, he has served on the co-products committee/transportation subcommittee of the Renewable Fuels Association.

Goldstein also served as a director and officer of Steamboat Companies in 1991.

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 17 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368

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